Exhibit 4.69

Spousal Consent

The undersigned, Joesph Chen, is the lawful spouse of Yang Jing. I hereby unconditionally and irrevocably agree to execution of the following documents (hereinafter referred to as the “Transaction Documents”) by Liu Jian on August 18, 2017, and the disposal of the 99% equity interest of Shanghai Qianxiang Changda Internet Information Technology Development Co., Ltd. held by Yang Jing and registered in her name according to the following documents:

(1)	The Equity Interest Pledge Agreement entered into with Shanghai Renren Automobile Technology Company Limited:

(2)	The Loan Agreement entered into with Shanghai Renren Automobile Technology Company Limited: and

(3)	The Equity Option Agreement entered into with Shanghai Renren Automobile Technology Company Limited;

I further warrant that I hereby undertake not to take any action which is in conflict with the above arrangements intending, including any assertions in connection with the equity interests of Shanghai Qianxiang Changda Internet Information Technology Development Co., Ltd. held by Yang Jing. I hereby unconditionally and irrevocably waive any right or interest that may be granted to me in accordance with the laws in use.

[The space below is intentionally left blank.]

Signature:	/s/ Joseph Chen

Date:	August 18, 2017